Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(To the Preliminary Prospectus	Registration Statement Nos. 333-165052 and
Supplement dated April 26, 2010)	333-165052-01 through 333-165052-88
Summary of Terms

Issuer:		Patriot Coal Corporation
Issue:		Senior Notes
Distribution:		SEC Registered
Ratings:		B3 / B+
Maturity:		April 30, 2018
Principal Amount:		$250,000,000
Proceeds:		$248,197,500
Coupon:		8.250%
Yield:		8.375%
Spread:		497 b.p.	vs. TSY 3.875% due 5/18
Price at Issue:		99.279%
Interest Payment Dates:		April 30 & October 30
1st Interest Payment Date:		October 30, 2010
Call Schedule:		Non-Callable until April 30, 2014
	April 30, 2014	104.125%
	April 30, 2015	102.063%
	April 30, 2016	100.000%
Equity Clawback:		35% at 108.250% prior to April 30, 2013
Change of Control:		Investor put at 101%
Make Whole:		T + 50 b.p.
Denominations:		Minimum denominations of $2,000 and higher integral multiples of $1,000
Bookrunners:		Citi, BAML, Barclays
Co-Managers:		Natixis, Fifth-Third, Société Générale, Santander, PNC
Trade Date:		April 28, 2010
Settlement Date (T + 5):		May 5, 2010
CUSIP:		70336TAC8
ISIN#:		US70336TAC80
Patriot Coal Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Patriot Coal Corporation has filed with the SEC for more complete information about Patriot Coal Corporation and this offering. You may get these docu-ments for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220 or by calling 718-765-6732; BofA Merrill Lynch toll-free 800-294-1322; Barclays Capital Inc. toll-free 888-6035847.